Filed Pursuant To Rule 433

Registration No. 333-275079

November 20, 2024

LinkedIn

Live Address: https://www.linkedin.com/posts/activity-7265145549094318080-eUi1?utm_source=share&utm_medium=member_desktop

Text:

The availability of Options trading for Grayscale Bitcoin Trust (Ticker: GBTC) and Grayscale Bitcoin Mini Trust (Ticker: BTC) is another major step forward for digital assets, and highlights the growing momentum our industry is generating in the market at large.

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Learn more, see important disclosures, or reach out to Grayscale Investments:

GBTC: https://lnkd.in/e3UMcJiU
BTC: https://lnkd.in/eVBCR77r
BTC Prospectus: https://lnkd.in/eXpF4y8g
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Grayscale Bitcoin Mini Trust (“BTC”) and Grayscale Bitcoin Trust (“GBTC”) (collectively the “Funds”), exchange traded products, are not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.

Grayscale Bitcoin Trust (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Please read the prospectus carefully before investing in BTC.

Foreside Fund Services, LLC is the Marketing Agent for the Funds.

The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money. The Funds hold Bitcoin; however, an investment in the Funds is not a direct investment in Bitcoin.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.